Exhibit 99.1

Schlumberger Announces Fourth-Quarter and Full-Year 2005 Results

NEW YORK, January 20, 2006 – Schlumberger Limited (NYSE:SLB) reported today 2005 operating revenue of $14.31 billion versus $11.48 billion in 2004.

Income from continuing operations, before credits and charges, of $2.03 billion was 67% higher than last year, representing diluted earnings per share of $3.34 versus $2.03 in 2004.

Income from continuing operations, including credits and charges, was $3.62 per share-diluted in 2005 versus $1.70 in 2004. Net income was $2.21 billion in 2005, representing diluted earnings per share of $3.64 versus $2.04 in 2004, an increase of 78%.

Fourth-Quarter Results

Fourth-quarter operating revenue of $4.02 billion was 9% above the prior quarter and 31% higher than the fourth quarter of 2004.

Income from continuing operations, before credits and charges, was $640 million, or $1.05 per share-diluted, an increase of 82% year-on-year and 22% over the third quarter of 2005.

Income from continuing operations, including credits and charges, was $1.08 per share-diluted versus $0.89 in the previous quarter and $0.59 in the fourth quarter of last year. Net income was $661 million, or $1.08 per share-diluted, double the $330 million in the same quarter of last year.

Oilfield Services revenue of $3.57 billion increased 9% sequentially and 30% compared to the same quarter of last year. Pretax business segment operating income of $852 million increased 18% sequentially and 76% year-on-year.

WesternGeco revenue of $464 million increased 6% sequentially and 39% year-on-year. Pretax business segment operating income of $110 million increased 29% sequentially and 156% year-on-year.

Schlumberger Chairman and CEO Andrew Gould commented, “The very strong activity that we have seen in the fourth quarter resulted in new record levels of oilfield revenue and net income for Schlumberger. At Oilfield Services, sequential growth in the Eastern Hemisphere was greater than the growth in the United States for the second quarter running, confirming increased activity, improved equipment utilization and stronger prices in those markets.

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Schlumberger Announces Fourth-Quarter and Full-Year 2005 Results, page 2

WesternGeco also continued to deliver excellent results. Demand for seismic acquisition as well as multiclient data indicate a strong renewed interest in exploration. The continued acceptance of Q technology resulted in impressive growth, which is expected to continue in 2006.

Looking ahead, several trends will define activity in 2006. First, rig count increases will be largely limited to onshore work as the global offshore rig market will remain constrained until new builds are mobilized beyond 2006. Second, shortages of people and equipment across the industry are likely to result in cost inflation and project delays, placing a high premium on reliable suppliers of both technology and skilled personnel. Third, the technology that can improve the productivity of the limited base of skilled personnel will be in high demand. This is clearly demonstrated both by the success of the Petrel seismic-to-simulation software tools and by growing acceptance of the remote monitoring of job execution to achieve superior performance from technology. Fourth, exploration activity, where Schlumberger has an unmatched portfolio of services, will show a large increase in 2006, and this will continue for a number of years. Overall, we expect our top line growth in 2006 to be similar to that experienced in 2005.

The industry has already recognized the need for an unprecedented effort to increase secure hydrocarbon supply. Plans are being put in place to achieve this, but it will take several years of sustained activity to develop the new production that can reliably replace today’s supply, much of which was developed during the up-cycle of the 1970s and 1980s. In addition, this new supply will generally come from smaller reservoirs and more hostile environments where Schlumberger is uniquely placed to meet the challenge.”

Other Events:

•	As part of the 15 million-share buy-back program, Schlumberger repurchased 7.64 million shares during the year for a total amount of $612 million. Since the beginning of the program in July 2004, Schlumberger has repurchased 12.79 million shares for a total amount of $932 million.

•	Schlumberger recorded a $21 million gain on the sale of its investment in Hanover Compressor Company stock.

Schlumberger Announces Fourth-Quarter and Full-Year 2005 Results, page 3

Consolidated Statement of Income (Unaudited)

(Stated in thousands except per share amounts)

	Fourth Quarter		Twelve Months
For Periods Ended December 31	2005	2004	2005	2004
Operating revenue	$4,023,346	$3,067,670	$14,309,182	$11,480,165
Interest and other income(1)(3)	92,895	40,164	407,769	128,698
Expenses
Cost of goods sold and services(3)	2,911,600	2,388,693	10,623,096	9,041,972
Research & engineering	134,392	116,431	505,513	467,354
Marketing	12,938	11,014	47,024	40,310
General & administrative	106,331	97,694	372,498	344,448
Debt extinguishment costs(3)	—	—	—	114,894
Interest (3)	49,454	44,788	197,090	272,448

Income from Continuing Operations before taxes and minority interest	901,526	449,214	2,971,730	1,327,437
Taxes on income(3)	207,155	81,025	681,927	276,949

Income from Continuing Operations before minority interest	694,371	368,189	2,289,803	1,050,488
Minority interest	(33,817)	(16,791)	(90,808)	(36,436)

Income from Continuing Operations	660,554	351,398	2,198,995	1,014,052
Income from Discontinued Operations	—	(21,626)	7,972	209,818

Net Income	$660,554	$329,772	$2,206,967	$1,223,870

Diluted Earnings Per Share
Income from Continuing Operations	$1.08	$0.59	$3.62	$1.70
Income from Discontinued Operations	—	(0.04)	0.01	0.34

Net Income (4)	$1.08	$0.55	$3.64	$2.04

Average shares outstanding	589,258	588,799	589,288	589,089
Average shares outstanding assuming dilution	616,760	612,462	614,858	612,872

Depreciation & amortization included in expenses(2)	$358,881	$339,302	$1,350,969	$1,307,931

Schlumberger Announces Fourth-Quarter and Full-Year 2005 Results, page 4

1)	Includes interest income of:

a.	Fourth quarter 2005 - $ 30 million (2004 - $16 million).

b.	Twelve months 2005 - $ 100 million (2004 - $56 million).

2)	Including Multiclient seismic data costs.

3)	Charges and credits:

(Stated in millions except per share amounts)
	Pretax	Tax	Net	Diluted EPS effect (4)	Income Statement Classification
The fourth quarter of 2005 includes:
Gain on sale of Hanover Compressor stock	$20.9	$—	$20.9	$0.03	Interest and other income

The third quarter of 2005 includes:
Gain relating to resolution of contingency- Montrouge facility	$17.8	$—	$17.8	$0.03	Interest and other income

The first quarter of 2005 includes:
Gain on sale of Montrouge facility	$145.7	$—	$145.7	$0.24	Interest and other income
Real estate related charges	(12.1)	0.8	(11.3)	(0.02)	Cost of goods sold and services

	$133.6	$0.8	$134.4	$0.22

The third quarter of 2004 includes:
Restructuring program charges	$(3.0)	$—	$(3.0)	$—	Cost of goods sold and services
Intellectual Property settlement charge	(11.2)	1.3	(9.9)	(0.02)	Cost of goods sold and services

	$(14.2)	$1.3	$(12.9)	$(0.02)

The second quarter of 2004 includes:
Loss on sale of Atos Origin shares	$(6.6)	$—	$(6.6)	$(0.01)	Interest and other income
Vacated leased facility charge	(11.0)	—	(11.0)	(0.02)	Cost of goods sold and services
Restructuring program charges	(4.0)	—	(4.0)	(0.01)	Cost of goods sold and services
Litigation reserve release	5.0	—	5.0	0.01	Cost of goods sold and services
Debt extinguishment costs	(37.4)	14.0	(23.4)	(0.04)	Debt extinguishment costs
US interest rate swap gain	9.6	(3.3)	6.3	0.01	Interest expense

	$(44.4)	$10.7	$(33.7)	$(0.05)

The first quarter of 2004 includes:
Loss on sale of Atos Origin shares	$(14.3)	$—	$(14.3)	$(0.02)	Interest & other income
Restructuring program charges	(19.5)	5.5	(14.0)	(0.02)	Cost of goods sold and services
Debt extinguishment costs	(77.5)	—	(77.5)	(0.13)	Debt extinguishment costs
Loss recognized on interest-rate swaps	(73.5)	27.2	(46.3)	(0.08)	Interest expense

	$(184.8)	$32.7	$(152.1)	$(0.25)

4)	Amounts may not add due to rounding.

Schlumberger Announces Fourth-Quarter and Full-Year 2005 Results, page 5

Condensed Balance Sheet (Unaudited)

(Stated in thousands)

	Dec. 31, 2005	Dec. 31, 2004
Assets
Current Assets
Cash and short-term investments	$3,495,681	$2,997,425
Other current assets	5,058,232	3,997,145
Assets held for sale (1)	—	65,179

	8,553,913	7,059,749
Fixed income investments, held to maturity	359,750	203,750
Fixed assets	4,200,638	3,761,729
Multiclient seismic data	222,106	346,522
Goodwill	2,922,465	2,789,048
Other assets	1,818,620	1,839,979

	$18,077,492	$16,000,777

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable and accrued liabilities	$3,560,361	$2,980,790
Estimated liability for taxes on income	1,028,571	858,785
Bank loans and current portion of long-term debt	796,578	715,872
Dividend payable	124,733	111,136
Liabilities held for sale (1)	—	34,617

	5,510,243	4,701,200
Long-term debt	3,591,338	3,944,180
Postretirement benefits	719,985	670,765
Other liabilities	159,159	151,457

	9,980,725	9,467,602
Minority interest	505,182	416,438
Stockholders’ Equity	7,591,585	6,116,737

	$18,077,492	$16,000,777

(1)	Assets and liabilities held for sale at December 31, 2004 represented the gross assets and liabilities of the Essentis, Payphones and Global businesses.

Schlumberger Announces Fourth-Quarter and Full-Year 2005 Results, page 6

Net Debt (Unaudited)

Net debt represents gross debt less cash, short-term investments and fixed income investments, held to maturity. Management believes that “net debt” provides useful information regarding the level of Schlumberger indebtedness. Details of the net debt follow:

(Stated in millions)

Twelve Months	2005
Net Debt, beginning of period	$(1,459)
Income from continuing operations	2,199
Excess of equity income over dividends received	(86)
Charges/credits, net of tax	(173)
Depreciation and amortization	1,351
US pension contribution	(171)
Increase in working capital requirements	(292)
Capital expenditures	(1,652)
Dividends paid	(482)
Proceeds from employee stock plans	345
Proceeds from business divestitures	22
Proceeds from the sale of the Montrouge facility	230
PetroAlliance acquisition (cash paid)	(40)
Other business acquisitions	(78)
Stock repurchase program	(612)
Sale of Hanover Compressor stock	110
Net debt acquired	(50)
Other	212
Translation effect on net debt	94

Net Debt, end of period	$(532)

(Stated in millions)

Components of Net Debt	Dec. 31, 2005	Dec. 31, 2004
Cash and short-term investments	$3,496	$2,997
Fixed income investments, held to maturity	360	204
Bank loans and current portion of long-term debt	(797)	(716)
Long-term debt	(3,591)	(3,944)

	$(532)	$(1,459)

Schlumberger Announces Fourth-Quarter and Full-Year 2005 Results, page 7

In addition to financial results determined in accordance with generally accepted accounting principles (GAAP) this Fourth-Quarter Earnings Press Release also includes non-GAAP financial measures (as defined under the SEC’s Regulation G). The following is a reconciliation of these non-GAAP measures to the comparable GAAP measures:

	( Stated in millions except per share amounts ) Fourth Quarter 2005
	Pretax	Tax	Min Int	Net
Income from Continuing Operations per Consolidated Statement of Income	$901.5	$207.1	$(33.8)	$660.6
Add back Charges & Credits:
- Gain on sale of Hanover Compressor stock	(20.9)	—	—	(20.9)

Income from Continuing Operations before charges & credits	$880.6	$207.1	$(33.8)	$639.7

			GAAP	Before charges & credits
Continuing operations
Effective tax rate			23.0%	23.5%
Diluted Earnings per Share			$1.08	$1.05

	Third Quarter 2005
	Pretax	Tax	Min Int	Net
Income from Continuing Operations per Consolidated Statement of Income	$740.3	$175.0	$(24.5)	$540.8
Add back Charges & Credits:
- Resolution of contingency - Montrouge facility	(17.8)	—	—	(17.8)

Income from Continuing Operations before charges & credits	$722.5	$175.0	$(24.5)	$523.0

			GAAP	Before charges & credits
Continuing operations
Effective tax rate			23.6%	24.2%
Diluted Earnings per Share			$0.89	$0.86

	Twelve Months 2005
	Pretax	Tax	Min Int	Net
Income from Continuing Operations per Consolidated Statement of Income	$2,971.7	$681.9	$(90.8)	$2,199.0
Add back Charges & Credits:
- Gain on sale of Hanover Compressor stock	(20.9)	—	—	(20.9)
- Resolution of contingency - Montrouge facility	(17.8)	—	—	(17.8)
- Gain on sale of Montrouge facility	(145.7)	—	—	(145.7)
- Real estate related charges	12.1	0.8	—	11.3

Income from Continuing Operations before charges & credits	$2,799.4	$682.7	$(90.8)	$2,025.9

			GAAP	Before charges & credits
Continuing operations
Effective tax rate			22.9%	24.4%
Diluted Earnings per Share			$3.62	$3.34

	Twelve Months 2004
	Pretax	Tax	Min Int	Net
Income from Continuing Operations per Consolidated Statement of Income	$1,327.4	$276.9	$(36.4)	$1,014.1
Add back Charges & Credits:
- Restructuring program charges	22.5	5.5	—	17.0
- Intellectual property settlement	11.2	1.3	—	9.9
- Debt extinguishment costs	114.9	14.0	—	100.9
- Gain on Interest Rate Swap extinguishment	(9.6)	(3.3)	—	(6.3)
- Loss on sale of Atos Origin shares	20.9	—	—	20.9
- Vacated leased facility reserve	11.0	—	—	11.0
- Litigation reserve release	(5.0)	—	—	(5.0)
- Reorganization reserve	4.0	—	—	4.0
- Loss recognized on interest rate swaps	73.6	27.2	—	46.4

Income from Continuing Operations before charges & credits	$1,570.9	$321.6	$(36.4)	$1,212.9

			GAAP	Before charges & credits
Continuing operations
Effective tax rate			20.9%	20.5%
Diluted Earnings per Share			$1.70	$2.03

Schlumberger Announces Fourth-Quarter and Full-Year 2005 Results, page 8

Business Review (Unaudited)

	Fourth Quarter			Twelve Months
(Stated in millions)	2005	2004	% chg	2005	2004	% chg
Oilfield Services
Operating Revenue	$3,566	$2,734	30%	$12,648	$10,239	24%
Pretax Operating Income	$852	$483	76%	$2,805	$1,801	56%

WesternGeco
Operating Revenue	$464	$333	39%	$1,662	$1,238	34%
Pretax Operating Income	$110	$43	156%	$317	$124	155%

Pretax operating income represents the segments’ income before taxes and minority interest. The pretax operating income excludes corporate expenses, interest income, interest expense, amortization of certain intangible assets, interest on post-retirement benefits, stock-based compensation costs and the charges and credits described on page 4, as these items are not allocated to the segments.

Schlumberger Announces Fourth-Quarter and Full-Year 2005 Results, page 9

Oilfield Services

Full-year 2005 revenue of $12.65 billion increased 24% versus 2004. Europe/CIS/Africa and Latin America each increased revenue by 27%, Middle East & Asia by 22%, and North America by 21%. Pretax operating income of $2.81 billion in 2005 was 56% higher than 2004. Operating margins improved 460 basis points (bps) in 2005 versus 2004, demonstrating high demand for oilfield services with strong pricing and accelerating technology delivery.

Fourth-quarter revenue of $3.57 billion increased 9% sequentially and 30% year-on-year.

Sequential revenue increases were recorded in all four Areas, led by Middle East & Asia and North America with double-digit increases. All Technologies contributed to the growth with significant contributions from Wireline and Well Services.

Pretax operating income of $852 million increased 18% sequentially and 76% year-on-year. All Areas except Latin America recorded sequential double-digit growth. Operating margins improved 180 bps sequentially to reach 23.9% in the quarter.

During the quarter, Schlumberger launched the Scanner Family* of wireline logging services, a revolutionary suite of downhole rock and fluid characterization measurements. Scanner technology enables customers to evaluate formations more confidently and assess reserves more accurately. With better understanding, operators can reduce risk and optimize the productive life of their fields. The first three members of the Scanner Family are the Rt Scanner* multiarray triaxial induction tool; the Sonic Scanner* acoustic scanning tool; and the MR Scanner* new-generation nuclear magnetic resonance tool.

North America

Revenue of $1.04 billion increased 10% sequentially and 23% year-on-year. Pretax operating income of $278 million increased 27% sequentially and 77% year-on-year.

The Gulf Coast GeoMarket recorded strong sequential revenue growth with activity improving significantly after the hurricane season in the prior quarter. Canada also contributed to the growth with strong demand in Western Canada, coupled with significant pricing improvement throughout. Wireline and Well Services recorded the strongest advances across the Area.

The steep growth in sequential operating income was driven by stronger land activity in Well Services and Wireline, robust pricing in Canada, and improved utilization of resources in the Gulf of Mexico. This improvement was offset by $8 million, the residual effect of the third-quarter hurricane season.

In the Gulf of Mexico, BHP Billiton deployed the Quicksilver Probe* on the MDT* Modular Formation Dynamics Tester fluid-sampling tool to successfully acquire clean oil samples—greatly reducing a major source of uncertainty in the reservoir model. The customer utilized the new technique in various sampling programs throughout their reservoir, resulting in significantly reduced acquisition times.

In Alaska, working for ConocoPhillips on the Western North Slope, Schlumberger used PeriScope 15* technology to successfully steer a 6,800 ft horizontal lateral well in a thin, 8-ft thick reservoir. Imaging

Schlumberger Announces Fourth-Quarter and Full-Year 2005 Results, page 10 the reservoir boundaries in real time up to 15 ft away from the tool, the deep-reading electromagnetic service enabled the client to keep an exceptional 93% of the well in the most productive part of the reservoir. As a result of this success, the customer has planned to drill several subsequent wells using this technology.

Latin America

Revenue of $617 million increased 8% sequentially and 26% year-on-year. Pretax operating income of $90 million declined 1% sequentially but increased 71% year-on-year.

The sequential revenue growth was mainly attributable to higher levels of third-party managed services on integrated projects in Mexico. The Latin America South GeoMarket contributed to the growth with increased Integrated Project Management (IPM) activity, as did the Peru/Colombia/Ecuador GeoMarket with the start of several new Drilling & Measurements contracts.

During the quarter, the PRISA barges operating for PDVSA in Western Venezuela exceeded an average of 90% utilization. Discussions regarding the settlement of certain outstanding receivables for the PRISA contract were ongoing at year-end.

The slight sequential operating income decline, despite the revenue increase, was due largely to an unfavorable revenue mix in the Area resulting from the higher level of low-margin third-party managed services in Mexico, fewer Petrel* software sales in Venezuela, and reduced profitability in Latin America South.

In Trinidad and Tobago, PETROTRIN-Trinmar awarded contracts valued at $25 million for Well Services and Drilling & Measurements services. The contracts include pumping, directional drilling, measurements-while-drilling (MWD), and logging-while-drilling (LWD) technology services.

In Mexico, PEMEX awarded contracts valued at $44 million for work in their South and Marine regions. The service agreements include work from Wireline, Well Completions & Productivity, Well Services, Data & Consulting Services, and Schlumberger Information Solutions Technologies.

Europe/CIS/Africa

Revenue of $1.01 billion increased 7% sequentially and 45% year-on-year. Pretax operating income of $226 million increased 12% sequentially and 111% year-on-year.

Sequential revenue growth was due to strong activity in North Africa and Russia; strong deepwater completion sales combined with the rapid market acceptance of Drilling & Measurements Scope* technology in West Africa; the start of a drilling campaign in Azerbaijan; and price increases on completion products in the Caspian. High levels of activity were maintained in the North Sea despite the seasonal winter impact.

The improved sequential operating income was principally due to higher efficiency in Russia, growing international oil company presence in North Africa, and accelerated technology deployment in West Africa, together with stronger pricing across the Area.

Schlumberger Announces Fourth-Quarter and Full-Year 2005 Results, page 11

In the quarter several key technologies were used across the Area. In the North Sea, Hydro used the new advanced wireline Sonic Scanner acoustic scanning tool to provide good quality data in a very slow formation where no other technology could have achieved results. Hydro is using Sonic Scanner to improve geomechanical understanding in many difficult-to-drill formations.

In Algeria, Sonatrach awarded Schlumberger a multi-year, $125 million contract for wireline, drill-stem testing, and data-processing services. The award was based on availability of differentiating technology and improved operational efficiency through optimized deployment of resources.

In Norway, Schlumberger successfully completed the industry’s first fully remote drilling optimization and well-placement operation for Statoil’s Åsgard field in the North Sea. Working onsite at the client’s Stjørdal facility, and from the Schlumberger Operations Support Center in Aberdeen, a joint team of Data & Consulting Services and Drilling & Measurements engineers provided key geomechanical and well-placement support.

Working in the Sakhalin region of Russia for Exxon Neftegas Limited—as operator under the Sakhalin 1 Production Sharing Agreement—Schlumberger set a world record for logging in an extended-reach drilling well when a combined MaxTRAC* well tractor and FloScan Imager* production logging system was conveyed down 9,772 m including tractoring more than 7,800 m. High-quality flow-regime images from the FloScan Imager verified the completion effectiveness.

Middle East & Asia

Revenue of $860 million was 11% higher sequentially and 29% year-on-year. Pretax operating income of $264 million increased 17% sequentially and 45% year-on-year.

The strong improvement in sequential revenue was led by the Middle East GeoMarkets, which all contributed significantly to the record revenue level. Growth in the East Africa & East Mediterranean GeoMarket was due to expanded market for Drilling & Measurements and the start of a new Wireline campaign. Revenue improvement in the Gulf GeoMarket was mainly attributable to Wireline and Well Completions & Productivity services. Continued rig and activity increases in Saudi Arabia resulted in significant growth for Well Services, Drilling & Measurements and Wireline technologies. In Asia, the Brunei/Malaysia/Philippines GeoMarket contributed to the increase through higher activity and improved pricing in Well Services.

The robust growth in sequential operating income was due mainly to increased activity and pricing improvements across all Middle East GeoMarkets and across all Technologies. Improved results of the Bokor integrated project in the Brunei/Malaysia/Philippines GeoMarket also contributed to this growth. Area pretax operating margins showed continued improvement during the quarter, reaching 30.7%—an overall increase of 150 bps.

In the Middle East, the Arabian, the Gulf and East Africa & East Mediterranean GeoMarkets recorded full-year revenue increases of more than 30%—and operating income growth of more than 40%—in 2005 versus 2004. Similar growth rates in Asia were achieved in the Brunei/Malaysia/Philippines, Thailand/Vietnam and Australasian GeoMarkets.

Schlumberger Announces Fourth-Quarter and Full-Year 2005 Results, page 12

In Kuwait, Schlumberger successfully drilled the first ever geosteered multilateral well for Kuwait Oil Company when conventional technology proved ineffective in the region’s geologically complex reservoirs. Using a unique bottom hole assembly that combined the PowerDrive Xceed* rotary steerable system with GVR* resistivity, PeriScope 15* well placement, PowerPulse*, and proVISION* reservoir steering services, three lateral wells were placed in the most productive part of the reservoir.

In Malaysia, Murphy Oil Corporation and Schlumberger developed a local solution to conduct borehole seismic surveys in deepwater exploration areas where gas clouds render conventional surveys ambiguous.

In Japan, the Wireline CHDT* Cased Hole Dynamics Tester tool, part of the ABC* Analysis Behind Casing technology suite, was run in a fiberglass-cased well drilled as part of the client’s experimental carbon dioxide sequestration project. Formation-pressure measurements and multiple fluid samples were taken, and the fiberglass casing plugged successfully.

Highlights

•	Acceptance of Schlumberger Information Solutions Petrel workflow tools continued to gain momentum in the quarter as TNK-BP selected the software as its primary application for subsurface reservoir characterization to equip its multifunctional teams with a PC-based seismic-to-simulation workflow. The award followed a long-term technical evaluation.

•	During the quarter, Shell awarded Schlumberger Information Solutions a three-year, multi-million dollar contract to manage seismic data in an effort to harmonize their European regional operations. Services will be supported by onsite Schlumberger presence at Shell in Stavanger, Aberdeen and Assen.

•	In India, renewed focus on deepwater exploration and production activity in the Krishna Godavari basin led to a three-year contract extension from ONGC for integrated services. The work scope includes use of a number of new technologies from directional drilling, MWD, LWD, wireline logging and perforating, cementing, drill-stem testing, and surface testing service lines.

•	In Indonesia, Chevron awarded Schlumberger a multi-year, $166 million contract for well-construction services. In addition to providing MWD and LWD services, Schlumberger will supply cementing, stimulation, gravel pack, and coiled tubing services in Chevron’s central Sumatra area of operations.

•	During the quarter, Schlumberger signed a multi-year integrated services project with LUKSAR in Saudi Arabia. The scope of work includes services from Wireline, Well Completions & Productivity, Well Services, Data & Consulting Services, and Drilling & Measurements technologies, in addition to six sub-contractors. IPM will manage the scope of work, which involves nine or more deep vertical gas exploration wells in Rub El Khali.

•	Working on their North Sea Åsgard Smørbuk Sør Q-3AH well, Statoil successfully deployed a unique bottom-hole-assembly that included the PeriScope 15* well placement, StethoScope* formation pressure, EcoScope* multifunction LWD, TeleScope* high-speed telemetry, and PowerDriveX5* rotary-steerable tools. The deployment of this assembly resulted in optimized

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well placement, better drilling performance and enabled a thorough evaluation of the reservoir. PeriScope was used to maintain the borehole within the reservoir sands throughout the entire 1,600-m interval, resulting in the best producing well in the field.

Schlumberger Announces Fourth-Quarter and Full-Year 2005 Results, page 14

WesternGeco

Operating revenue for 2005 was $1.66 billion versus $1.24 billion in 2004. Pretax operating income in 2005 was $317 million versus $124 million in 2004. This strong performance was mainly attributable to the continued market acceptance of Q* technology, a higher level of Multiclient sales and improved operating leverage in Marine acquisition.

Fourth-quarter revenue of $464 million was 6% higher sequentially and grew 39% compared to the same period of last year.

Sequentially, revenue from Multiclient sales grew significantly, primarily in North America due to a larger number of blocks in the Gulf of Mexico coming up for renewal and the pending first quarter lease sale. Multiclient sales also increased in West Africa, the Caspian and Asia—indicating a worldwide interest in exploration.

Marine revenue declined in the North Sea, Canada and Russia as a result of the winter season in the Northern Hemisphere affecting activity. This resulted in a number of vessels transiting to other areas, with transit revenues deferred and recognized over the term of the contract. The seasonal decline was partly offset by strong activity in Asia with three conventional vessels and three Q-vessels operating in the region at improved pricing and utilization levels. As a result of the transits, vessel utilization decreased slightly to 88% from 92% in the previous quarter.

Data Processing was consistent with higher acquisition activity. Land acquisition activity was flat from the previous quarter.

Revenue backlog reached an all-time high of $790 million versus $656 million at the end of the previous quarter, reflecting increasing exploration and production budgets in 2006.

Pretax operating income of $110 million improved 29% sequentially and grew by $67 million year-on-year. The strong sequential growth resulted from higher Multiclient sales and transfer fees. This improvement was partly offset by higher transit days.

Q technology revenues reached $399 million in 2005, more than doubling the $162 million achieved in 2004. A growth rate higher than 80% is expected in 2006.

Highlights

•	ONGC awarded WesternGeco a multi-year contract for the provision of Q-Marine* technology including acquisition, integrated data processing and reservoir consulting services for a two-year minimum period. Two vessels began data acquisition during the fourth quarter. A new WesternGeco processing and reservoir products center is currently being constructed in Mumbai which will provide support to ONGC and other clients within India to plan, design, process, and interpret seismic data.

•	WesternGeco was awarded two large wide-azimuth marine surveys which will use the superior steering and signal-to-noise characteristics of Q-Technology* to provide better illumination and imaging beneath complex salt structures.

Schlumberger Announces Fourth-Quarter and Full-Year 2005 Results, page 15

•	WesternGeco was awarded a contract to undertake the first Q-Marine project in Thailand, conducting a survey that will cover approximately 386 km2. The work scope includes accurate mapping of the reservoirs and stratigraphic features, and to improve the fault imaging. The Q-Marine system will be used to increase the signal-to-noise response and the amplitude accuracy to allow reservoir characterization based on seismic attributes and direct hydrocarbon indicators. The vessel Geco Topaz will conduct the high-resolution survey—towing eight 4,000-m cables with a separation of 37.5 m.

Schlumberger Announces Fourth-Quarter and Full-Year 2005 Results, page 16

About Schlumberger

Schlumberger is the world’s leading oilfield services company supplying technology, project management, and information solutions that optimize performance for customers working in the oil and gas industry. The company employs more than 60,000 people of over 140 nationalities working in more than 80 countries, and comprises two business segments. Schlumberger supplies a wide range of products and services from formation evaluation through directional drilling, well cementing and stimulation, well completions and productivity to consulting, software, information management, and IT infrastructure services that support core industry operational processes. WesternGeco, jointly owned with Baker Hughes, is the world’s largest seismic company and provides advanced acquisition and data processing services. In 2005, Schlumberger operating revenue was $14.31 billion. For more information, visit SLB.com.

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*	Mark of Schlumberger

Notes:

•	Schlumberger will hold a conference call to discuss the above announcement on Friday, January 20, 2006 at 9:00am New York City time (2:00pm London time/3:00pm Paris time). To access the call, which is open to the public, please contact the conference call operator at +1-800-230-1074 (toll free) for North America, or +1-612-234-9960 outside of North America, approximately 10 minutes prior to the scheduled start time. Ask for the “Schlumberger Earnings Conference Call.” A replay will be available through February 3, 2006 by dialing +1-800-475-6701 in North America, or +1-320-365-3844 outside North America, and providing the access code 812340.

•	The conference call will be webcast simultaneously at SLB.com/irwebcast on a listen-only basis. Please log in 15 minutes ahead of time to test your browser and register for the call. A replay of the webcast will also be available through February 3, 2006 at the above web site.

•	Supplemental information in the form of a question and answer document on this press release and financial schedules are available at SLB.com/ir.

For more information, please contact:

Doug Pferdehirt, Vice President of Communications and Investor Relations

or

Paulo Loureiro, Investor Relations Manager

+1-212-350-9432

investor-relations@slb.com